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                                                                    EXHIBIT 99.1


[WILLIAMS LOGO]

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   NOVEMBER 18, 2002

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           WILLIAMS ENERGY PARTNERS GIVES MORE CONTROL TO

                                  UNITHOLDERS

TULSA, OKLA. -- Williams Energy Partners L.P. (NYSE:WEG) announced today that it has made amendments to its partnership agreement to give greater control to unitholders.

These changes, made in conjunction with the partnership's recently announced long-term debt financing, include the reduction in voting rights of the partnership's class B and subordinated units - all of which are owned by Williams (NYSE: WMB), the owner of the partnership's general partner. Unitholders also will be allowed to elect the board of directors of the general partner.

"Although our previous governance structure was consistent with industry norms and was working well, these changes are responsive to the uneasiness expressed by some in the investment community surrounding the control of publicly traded partnerships by the owners of the general partner," said Don Wellendorf, chief executive officer.

In conjunction with these changes, the partnership will begin conducting annual unitholder meetings, at which time an annual slate of board members will be approved. The 2003 meeting will be announced in the coming months.

The reduction in Williams' voting rights will be accomplished by removing the voting rights of the class B units and reducing the voting rights of the subordinated units to one-half vote for each unit owned.

In addition to these changes, Williams has established a new wholly owned subsidiary, WEG GP, LLC, that will serve as the partnership's general partner. The general partner interest and incentive distribution rights have transferred to the new general partner.

The board of the previous general partner will initially serve as the board of WEG GP, LLC. However, the partnership's board will be reconfigured so that it is comprised of a majority of independent directors prior to the first annual meeting of unitholders to elect board members.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum


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products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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CONTACT INFORMATION:

Paula Farrell     Williams Energy Partners Investor Relations 918-573-9233
                  paula.farrell@williams.com


Susie Hereden     Williams Energy Partners Media Relations    918-573-2278
                  susie.hereden@williams.com